Exhibit 5.1

August 8, 2024

AVITA MEDICAL, INC.

28159 Avenue Stanford, Suite 220

Valencia, CA 91355

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to AVITA Medical, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company on the date hereof with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, for the registration of 428,858 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), which are issuable upon the exercise of stock options and the vesting of restricted stock units granted pursuant to individual stock option award and restricted stock unit award agreements substantially in the form referenced in Exhibits 4.3 and 4.4 of the Registration Statement (collectively, the “Award Agreements”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

For the purposes of rendering the opinion stated herein, we have examined (a) the Registration Statement; (b) the Company’s Certificate of Incorporation; (c) the Company’s Amended and Restated Bylaws (as amended December 22, 2021) (the “Bylaws”); (d) resolutions adopted by, and/or minutes of meetings of, the board of directors of the Company (the “Board”) on January 3, 2024 and February 21, 2024, authorizing and approving the issuance of the Shares and other related matters (collectively, the “Authorizations”); (e) a good standing certificate with respect to the Company as issued by the Secretary of State of the State of Delaware; (f) the Award Agreements; and (g) a certificate of an officer of the Company, dated the date hereof (the “Fact Certificate”).

We have also examined such questions of law, and the originals or copies, certified or otherwise identified to our satisfaction, of such instruments, documents and records as we have deemed necessary or appropriate as a basis for the opinion stated herein. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all documents submitted to us as originals, and the conformity to the originals of all documents submitted to us as copies. As to matters of fact relevant to our opinion set forth below, we have relied, without independent investigation, on certificates of public officials and the Fact Certificate.

In rendering our opinion below, we also have assumed that (i) the Company will have sufficient authorized and unissued shares of Common Stock at the time of each issuance of any Shares, (ii) either (A) the Shares will be evidenced by appropriate certificates, duly executed and delivered, or (B) the Board will adopt a resolution providing that all shares of Common Stock shall be uncertificated in accordance with Section 158 of the General Corporation Law of the State of Delaware (the “DGCL”) prior to the issuance of the Shares and, within a reasonable time after the issuance of such uncertified Shares, the registered owner thereof shall be given notice in writing or by electronic transmission in compliance with Section 151(f) of the DGCL; (iii) the issuance of each Share will be properly recorded in the books and records of the Company, (iv) each Award Agreement has been duly executed and delivered and constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms; (v) the Company will receive consideration for each Share at least equal to the par value of such share of Common Stock and in the amount required by the Authorizations; (vi) the Listing Rules of ASX Limited (“ASX”) and any other rules of ASX which are applicable while the Company is admitted to the official list of ASX, each as amended or replaced from time to time, except to the extent of any express waiver by ASX (the “Listing Rules”), do not prohibit any act relevant to our opinion below; (vii) no provision of the Listing Rules requires the Bylaws to contain any provision that is not contained in the Bylaws; and (viii) no provision of the Bylaws is inconsistent with the Listing Rules.

Our opinion set forth below is limited to the DGCL and reported decisions interpreting the DGCL and we have not considered and express no opinion on the effect of any other laws of the State of Delaware or the laws of any other state or jurisdiction, including state and federal laws relating to securities or the laws, rules and regulations of any stock exchange or any other regulatory body.

Based upon and subject to the foregoing, it is our opinion that the Shares, when issued and paid for in accordance with the terms of the Authorizations will be validly issued, fully paid, and non-assessable.

We hereby consent to the filing of this opinion letter with the SEC as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Yours truly,

/s/ K&L Gates LLP

K&L Gates LLP